Exhibit 10.3

NEW WEST BANCSHARES, INC.

Director’s Non-Qualified Stock Option Plan

1. PURPOSE.

The purpose of this Stock Option Plan (“Plan”) is to encourage Directors of Novato Community Bank (“Novato”), or of other corporations which are or may hereafter become subsidiaries of Novato,   (“Subsidiaries”), to acquire an ownership interest in New West Bancshares, Inc. (“Corporation”) by purchasing shares of common stock in the Corporation. In addition, the Plan is intended to advance the interests of  the Corporation, Novato and the Subsidiaries by providing an incentive to make every effort to enhance and promote the success of the Corporation, Novato, and the Subsidiaries.

2. AGGREGATE LIMITATION ON AWARDS.

Authorized and unissued shares of Common Stock may be issued under the Plan.  The maximum number of shares of Common Stock that may be issued shall be five percent of the outstanding shares or Three Hundred Forty Thousand Nine Hundred Sixty Two (340,962) shares, subject to adjustment as provided in sub-section 7(f) of this Plan.  For purposes of calculating the aggregate number of shares of Common Stock which may be issued under the Plan:

(a)
Shares of Common Stock applicable to the unexercised portions of options which have terminated or expired, except as provided in subsection (b) below, may again be made subject to stock options (“Options”) under the Plan, if at such time Options may still be granted under the Plan;

(b)
Only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

3. ADMINISTRATION.

(a)
The Plan shall be administered by the Board of Directors of Corporation, or by a committee of the Board to which such administration is delegated by the Board (the “Committee”), which shall act on a majority vote of disinterested Directors and/or members of the Committee.  A Committee shall be comprised of three (3) or more individual Directors. Minutes of the meetings of the Board or the Committee with respect to the grant of Options and the administration of the Plan shall be kept as minutes of any other meeting, and the names of the Directors who vote or who abstain from voting shall be noted therein. References herein to the Board shall be deemed to mean the Committee if authority has been delegated to it, except that the authority to terminate, modify or amend the Plan may not be delegated to the Committee.

(b)	The Board shall have plenary authority in its discretion to:

	(1)	determine the Directors of Novato and/or the Subsidiaries who are within that class set forth herein as “participants”;

(2)	grant awards provided in the Plan in such form and up to 5% of the total of the Corporation shares as the Board shall determine;

(3)	impose such limitations, restrictions and conditions upon any such award as the Board shall deem appropriate; and

(4)
interpret the Plan, and to prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

All questions of interpretation and application of the Plan and of any options granted under it shall be determined by the Board and such determination shall be final and binding upon all persons. No member of the Board shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner and to the extent permitted by applicable law.

4. ELIGIBILITY AND PARTICIPATION.

Option grants and rights are at the sole discretion of the board.

5. TYPES OF AWARDS UNDER THE PLAN.

Awards under the Plan shall be in the form of non qualified stock options.

6. AWARD OF STOCK OPTIONS.

Options may be granted under the Plan from time to time. The exercise price per share of Common Stock subject to each Option shall be determined solely by the Board of Directors and shall not be less than the Fair Market Value of the shares of Common Stock on the date the Option is granted.

In making any determination as to the Directors of Novato or the Subsidiaries to whom options shall be granted and as to the number of shares to be covered by such options, the Board shall take into account the duties of the respective participants, their present and potential contributions to the success, profitability and sound growth of the Corporation, Novato, or the Subsidiaries, and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

Each Director shall be deemed to have been granted an Award on the date the Committee took action to grant such Award under the Plan or such later date as the Committee, in its sole discretion, shall determine at the time such grant is authorized.

7.  TERMS AND CONDITIONS OF OPTIONS.

Except as may be otherwise provided in any agreement containing stock option provisions which are specifically approved by the Board, options granted pursuant to the Plan shall be evidenced by stock option agreements in such form, not inconsistent with the Plan, as the Board shall from time to time approve.  Each option agreement shall designate that the option is granted as a “non-incentive stock option”. Such stock option agreements shall contain the substance of the following terms and conditions:

(a)
Option Price. The option price to be paid upon exercise of the option shall be not less than the fair market value of the shares of the Common Stock of Corporation on the date such option is granted. The Board may determine that the fair market value of the shares of Common Stock of Corporation is equal to the book value of the Shares, determined in accordance with generally accepted accounting principles, as of the end of the most recently ended fiscal quarter. Financial statements audited by Corporation’s certified public accountants and covered by its opinion that such statements conform to GAAP or certified as conforming to GAAP by the chief financial officer of Corporation may be used to establish such book value.

(b)
Term of Option. Each option granted under the Plan shall expire ten (10) years from the date the option is granted, unless a shorter period is determined by the Board.  No new Options may be granted under the Plan following the tenth anniversary of the Effective Date; provided, however, that the Board of Directors may, in its sole discretion, suspend or cease granting Options at an earlier date.  For purposes of the Plan, an Option shall be deemed to be granted on the date on which the Board of Directors authorizes such grant, provided that the optionee thereafter executes a Stock Option Agreement in the form prescribed by the Committee.

(c)
Exercise of Option. Each option may be exercised upon such terms and conditions as the Board shall determine. If an option is exercisable only in installments, such installments shall be cumulative. In no event, however, shall Corporation be required to issue fractional shares.

(d)	Manner of Exercise.

(1)
To the extent that the right to purchase shares has accrued hereunder, options may be exercised from time to time by written notice to Corporation stating the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Shares of Common Stock purchased under Options shall, at the time of the notice specifying the date of delivery, be paid for in full, in cash or, with the prior written consent of Corporation, in whole or in part through the surrender of previously owned shares of Common Stock. To the extent payment is being made with cash, the optionee shall deliver a certified or official bank check or the equivalent thereof acceptable to Corporation. If shares of Common Stock are tendered as payment, such shares shall be valued at their fair market value, determined as provided in subsection 7(a) above, as of the date of the notice given to Corporation by the optionee with respect to such exercise.

(2)
At the time specified in the notice for delivery of the certificate, Corporation shall, without transfer or issue tax to the optionee (or other person entitled to exercise the option), deliver to the optionee (or other person entitled to exercise the option) at the principal office of Corporation, or such other place as shall be mutually acceptable, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by Corporation for such period as may be required for it with reasonable diligence to comply with any requirements of law. If the optionee (or other person entitled to exercise the Option) fails to pay for all or any part of the number of shares specified in such notice or fails to accept delivery of such shares upon tender of delivery thereof, the right to exercise the Option with respect to such undelivered shares may be terminated. The Board may require that a partial exercise of an option may be for no less than a stated minimum number of shares.

(e)	Non-Assignability of Option Rights. No Option shall be assignable or transferable otherwise than by will or the laws of descent and distribution or to a trust the beneficiaries of which include only the Optionee, the Optionee’s domestic partner, and/or the Optionee’s lineal descendants; provided, however, that no such transfer shall be effective unless and until the transferee trust executes and delivers to the Company an agreement to be bound by all terms of the Option Agreement governing the NQSO in a form satisfactory to the Company. If an Optionee transfers an option to such a trust, all provisions relating of this Agreement shall continue to apply to the Optionee and be binding upon the transferee trust. If at any time after the initial transfer of any NQSO to a trust described above the trust beneficiaries are changed to include persons or entities other than the Optionee and/or the Optionee’s domestic partner, and lineal descendants, then the transfer of the NQSO shall revert to the Optionee. During the life of an optionee, an Option shall be exercisable only by the optionee.

(f)	Termination of a Director The option agreement shall contain provisions that allow the Corporation to re-purchase all of the stock owned by the Director pursuant to this agreement, at the time the Director ceases to provide services to the Corporation which shall be not less than the fair market which shall be determined under the same terms and conditions of paragraph a of this Section. Upon termination, a Director shall have no further right to any unexercised options.

(g)	Adjustments or Changes in Stock.

(1) In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, or acquisition, or any similar transaction, in which Corporation receives no additional consideration other than shares or other securities, appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding options or portions thereof then unexercised, shall be exercisable, so that any participant’s proportionate interest in Corporation by reason of rights under unexercised portions of such option shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment, if necessary, in the option price per share.

(2) In the event of a dissolution or liquidation of Corporation, a merger, consolidation, acquisition, or other reorganization involving Corporation or a principal subsidiary, in which Corporation or such principal subsidiary is not the surviving or resulting corporation, or a sale by Novato of all or substantially all of its assets, the Board shall cause the termination of all options outstanding hereunder as of the effective date of such transaction, provided, however, that not less than thirty (30) days written notice of the expected effective date of such transaction shall be given to each optionee, and each optionee shall have the right, on the effective date of such termination, to exercise his or her option as to all or any part of the shares covered thereby, including shares as to which such option would not otherwise be exercisable. In any event, the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender options to purchase its share on its terms and conditions

(h)	Restrictions on Shares; Notification of Sale.

	(1)	Each option agreement shall contain an agreement by the optionee that if he or she at any time contemplates the disposition of any of the stock acquired pursuant to the plan, he or she shall first notify Corporation of such proposed disposition and shall thereafter cooperate with Corporation in complying with all applicable requirements of law which, in the opinion of Corporation, must be satisfied prior to the making of such disposition.

	(2)	The Agreements setting forth the terms and conditions of Options granted under this Plan may require that a participant acquire Common Stock upon exercise only for investment and not for resale or distribution, and restrict transfer of the Common Stock so received as may be necessary under applicable securities laws.

(i)	Withholding Taxes. New West Bancshares, Inc. is generally not required to withhold and remit income taxes resulting from the income generated from the exercise of options if the Director furnishes New West Bancshares, Inc. with a timely completed for W-9. If the Director does not provide the timely completed form W-9, or other information that may be required pursuant to the Internal Revenue Code or Treasury Regulations, New West Bancshares, Inc. will withhold Federal and State income tax from any payments made to the Director pursuant to this agreement.